Board of Directors

County Bancorp, Inc., and Subsidiaries

Manitowoc, Wisconsin

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to County Bancorp, Inc., and Subsidiaries’ (the Company) Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the Form 10-Q) pursuant to Item 601 of Regulation S-K.

As stated in Note 1 to the Consolidated Financial Statements included in the Form 10-Q, the Company changed its method of accounting for the subsequent measurement of loan servicing rights from the amortized cost method to the fair value method and states the newly adopted accounting principle is preferable in the circumstances because it aligns the carrying value of the loan servicing rights with the value attributed to those rights by investors. In accordance with your request, we have reviewed and discussed with Company officials the circumstances, business judgment and planning upon which the decision to make this change in the method of accounting was based.

Authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method in the subsequent measurement of servicing assets; however, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission we are furnishing this letter. Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances and is in conformity with Accounting Standards Codification (ASC) 860, Servicing Assets and Liabilities as well as ASC 250, Accounting Changes and Error Corrections.

We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board of any financial statements of the Company as of any date or for any period subsequent to December 31, 2019, and therefore we do not express an opinion on any financial statements of the Company subsequent to that date and through the date of this letter.

/s/ Plante & Moran, PLLC

Chicago, Illinois

May 8, 2020